Exhibit 99.1

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2019 RESULTS

FIRST QUARTER HOMEBUILDING REVENUE OF $453.8 MILLION, UP 22%; PRE-TAX INCOME OF

$20.0 MILLION, UP 30%; NEW HOME DELIVERIES OF 949 HOMES, UP 28%;

SG&A PERCENTAGE OF 12.0%

NEWPORT BEACH, CA— May 2, 2019 — William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., announced results for its first quarter ended March 31, 2019.

2019 First Quarter Highlights (Comparison to 2018 First Quarter)

•	Net income available to common stockholders of $8.1 million, or $0.21 per diluted share, compared to $8.3 million, or $0.21 per diluted share in the prior year

•	Pre-tax income of $20.0 million, up from $15.4 million in the prior year

•	New home deliveries of 949 homes, up 28%

•	Home sales revenue of $453.8 million, up 22%

•	Average sales price (ASP) of new homes delivered of $478,200 versus $503,200

•	Homebuilding gross margin percentage of 16.0%

•	Net new home orders of 1,103

•	Units in backlog of 1,195

•	Dollar value of homes in backlog of $527.2 million

•	SG&A percentage of 12.0%, compared to 12.7%

•	Adjusted EBITDA of $36.6 million

•	Average sales locations of 118

“The first quarter of 2019 played out generally as we expected, and reflected a nice rebound from the volatility experienced late last year, as interest rates have receded and consumer demand has rebounded against a backdrop of ongoing strength in the broader economy,” said Matthew R. Zaist, President and Chief Executive Officer. “One of our objectives coming into the year was to deliver on our spec inventory, and our operating teams performed well in converting these homes to sell and close during the quarter. This represented 41% of our deliveries for the quarter, highlighting the attractiveness to the entry-level consumer of inventory available to the needs-based buyer.”

“Overall our backlog conversion rate was 91% for the quarter, the highest in several years, and yielding 949 new home deliveries, an increase of 28%, and homebuilding revenues of $453.8 million, up 22% over the prior year. In addition, we had significant improvement in pre-tax income of 30% year-over-year, and SG&A leverage was better than our expectations by 100 basis points.”

Mr. Zaist continued, “Net new home orders for the first quarter were flat compared to last year’s very strong first quarter, and the order cadence accelerated each month as the quarter progressed. Our monthly order pace was 2.4 sales per community in January, improving to 2.9 in February, and picking up meaningfully in March to 4.1, bringing us back in line with historical norms. We continue to benefit from our strategy of focusing on the entry-level and first-time move-up buyer segments, which represent 83% of our deliveries and our ending backlog, and the highest absorbing segments for the Company during the quarter.”

Operating Results

Home sales revenue for the first quarter of 2019 was $453.8 million, as compared to $372.4 million in the year-ago period, an increase of 22%. The increase was driven by a 28% increase in deliveries to 949 homes, compared to 740 in the first quarter of 2018, partially offset by a 5% year-over-year decline in the average sales price of homes closed. Our decrease in ASP is based on our change in product mix with a higher concentration of deliveries from Texas.

Homebuilding gross margin percentage for homes closed during the first quarter of 2019 was 16.0%, compared to 17.5% in the prior year period. The year-over-year decrease was primarily attributable to higher sales incentives on homes closed during the first quarter. Incentives as a percentage of revenue was 3.3% during the first quarter of 2019 as compared to 2.1% during the first quarter of 2018.

Net new home orders for the quarter were 1,103, in line with 1,106 in the first quarter of 2018. Net new home orders reflect a decrease in sales pace, as community count increased to 118 average sales locations, from 84 in the year-ago period, an increase of 40%. Our cancellation rate for the first quarter of 2019 was 16%, which is higher than the 10% experienced in the first quarter of last year, but down significantly from the 24% cancellation rate we experienced during the fourth quarter of 2018.

Sales and marketing expense during the first quarter of 2019 decreased to 5.6% of homebuilding revenue, compared to 6.1% in the year-ago quarter, primarily due to a decrease in advertising and model operations expense during the quarter. General and administrative expenses decreased to 6.4% of homebuilding revenue, compared to 6.6% in the year-ago quarter, primarily due to improved operating leverage.

Pre-tax income was up 30.0% to $20.0 million, from $15.4 million in the prior year. Provision for income tax was up to $4.9 million, for an effective tax rate of 24.4%, compared to a provision of $2.8 million, or 18.3%, in the prior year. The increase is attributable to certain one-time discreet items regarding stock compensation expense during the current year.

Net income attributable to non-controlling interest was $7.0 million during the first quarter, which was higher than our prior expectations due primarily to the timing of an additional phase of deliveries in a joint venture project in Southern California.

Balance Sheet Update

At quarter end, cash and cash equivalents totaled $45.7 million, owned real estate inventories totaled $2.3 billion, total assets were $2.9 billion and total equity was $1.0 billion. Total debt to book capitalization was 57.4%, and net debt to net book capitalization was 56.6% at March 31, 2019, compared to 56.6% and 55.9% at December 31, 2018, respectively.

Recent Developments

On May 1, 2019, the Board of Directors of the Company approved a limited waiver at the request of William H. Lyon solely for purposes of Section 203 of the Delaware General Corporation Law to allow Mr. Lyon and certain of his affiliates (the “Lyon Stockholders”) to enter into certain arrangements with potential unaffiliated co-investors in connection with potentially making a proposal for a possible business combination with the Company, as described in more detail in the Schedule 13D amendment filed by the Lyon Stockholders on the SEC’s website on May 2, 2019. Mr. Lyon has indicated that he is not engaged in active discussions, the Company is not aware of any imminent proposal, and there is no assurance that granting this waiver will lead to any potential transaction.

Conference Call

The Company will host a conference call to discuss these results today, Thursday, May 2nd, 2019 at 9:00 a.m. Pacific Time. The call will be available via both the telephone at (855) 851-4524 or (720) 634-2900, conference ID #2977366, or through the Company’s website at www.lyonhomes.com in the Investor Relations section of the site.

A replay of the call will be available through May 9th, 2019 by dialing (855) 859-2056 or (404) 537-3406, conference ID #2977366. A webcast replay of the call will also be available on the Company’s website approximately two hours after the broadcast.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington, Oregon and Texas. Its core markets include Orange County, Los Angeles, San Diego, Riverside, San Bernardino, the South and East Bay Areas of San Francisco, Phoenix, Las Vegas, Denver, Fort Collins, Portland, Seattle, Houston, Austin and San Antonio. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 108,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Forward-Looking Statements

Certain statements contained in this release and the accompanying comments during our conference call that are not historical information may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, but not limited to, forward-looking statements related to: anticipated deliveries, revenue and pre-tax income, gross margin performance, backlog conversion rates, operating and financial results for the second quarter of 2019 and beyond, community count growth and project performance, market and industry trends, average sale price of homes to be closed in various periods, SG&A percentage, future cash needs and liquidity, minority interest from our homebuilding joint ventures, any actions that may be taken by the Lyon Stockholders or other third parties, leverage ratios and reduction strategies, land acquisitions, financial services and ancillary business performance and strategies. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others: changes in mortgage and other interest rates; affordability pressures; adverse weather conditions; the availability of labor and homebuilding materials and increased construction cycle times; our financial leverage and level of indebtedness and any inability to comply with financial and other covenants under our debt instruments; continued volatility and worsening in general economic conditions either internationally, nationally or in regions in which we operate; increased housing supply in our markets; increased outside broker costs; increased costs of homebuilding materials; changes in governmental laws and regulations and compliance, increased costs, fees and delays associated therewith; government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act (“TCJA”), the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including pursuant to the TCJA; worsening in markets for residential housing; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; defects in manufactured products or other homebuilding materials; decline in real estate values resulting in impairment of our real estate assets; volatility in the banking industry, credit and capital markets; restraints on foreign investment; terrorism or other hostilities involving the United States and other geopolitical risk as well as restrictive policies such as tariffs or capital investment restrictions; building moratorium or “slow-growth” or “no-growth” initiatives that could be implemented in states in which we operate; conditions in the capital, credit and financial markets, including mortgage lending standards and the availability and timing of mortgage financing; changes in generally accepted accounting principles or interpretations of those principles; competition for home sales from other sellers of new and resale homes; cancellations and our ability to realize our backlog; the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements; limitations on our ability to utilize our tax attributes; whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses; the timing of receipt of regulatory approvals and the opening of projects; the availability and cost of land for future development; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Operating revenue
Home sales	$453,775	$372,385
Construction services	2,089	983

	455,864	373,368

Operating costs
Cost of sales — homes	(381,044)	(307,308)
Construction services	(1,969)	(983)
Sales and marketing	(25,277)	(22,693)
General and administrative	(29,126)	(24,521)
Transaction expenses	—	(3,130)
Other	(344)	(298)

	(437,760)	(358,933)

Operating income	18,104	14,435
Equity in income of unconsolidated joint ventures	912	932
Other income, net	631	35

Income before extinguishment of debt	19,647	15,402
Gain on extinguishment of debt	383	—

Income before provision for income taxes	20,030	15,402
Provision for income taxes	(4,896)	(2,814)

Net income	15,134	12,588
Less: Net income attributable to noncontrolling interests	(7,015)	(4,260)

Net income available to common stockholders	$8,119	$8,328

Income per common share:
Basic	$0.22	$0.22
Diluted	$0.21	$0.21
Weighted average common shares outstanding:
Basic	37,610,766	37,931,256
Diluted	38,755,113	39,855,683

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and par value per share)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and cash equivalents	$45,709	$33,779
Receivables	15,417	13,502
Escrow proceeds receivable	2,659	—
Real estate inventories
Owned	2,303,536	2,333,207
Not owned	294,085	315,576
Investment in unconsolidated joint ventures	5,662	5,542
Goodwill	123,695	123,695
Intangibles, net of accumulated amortization of $4,640 as of March 31, 2019 and December 31, 2018	6,700	6,700
Deferred income taxes	46,900	47,241
Lease right-of-use assets	13,135	13,561
Other assets, net	37,515	36,971

Total assets	$2,895,013	$2,929,774

LIABILITIES AND EQUITY
Accounts payable	$108,506	$128,371
Accrued expenses	96,715	150,155
Liabilities from inventories not owned	294,085	315,576
Revolving credit facility	110,000	45,000
Construction notes payable	1,204	1,231
Joint venture notes payable	144,027	151,788
7% Senior Notes due August 15, 2022	347,639	347,456
6% Senior Notes due September 1, 2023	344,206	343,878
5 7/8% Senior Notes due January 31, 2025	428,430	431,992

	1,874,812	1,915,447

Commitments and contingencies
Equity:
William Lyon Homes stockholders’ equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, Class A, par value $0.01 per share; 150,000,000 shares authorized; 34,020,166 and 33,904,972 shares issued, 32,995,571 and 32,690,378 shares outstanding at March 31, 2019 and December 31, 2018, respectively	340	339
Common stock, Class B, par value $0.01 per share; 30,000,000 shares authorized; 4,817,394 shares issued and outstanding at March 31, 2019 and December 31, 2018	48	48
Additional paid-in capital	445,953	445,545
Retained earnings	425,509	417,390

Total William Lyon Homes stockholders’ equity	871,850	863,322
Noncontrolling interests	148,351	151,005

Total equity	1,020,201	1,014,327

Total liabilities and equity	$2,895,013	$2,929,774

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended March 31,
	2019	2018
	Consolidated Total	Consolidated Total	Percentage% Change
Selected Financial Information
(dollars in thousands)
Homes closed	949	740	28%

Home sales revenue	$453,775	$372,385	22%
Cost of sales (excluding interest)	(360,628)	(287,769)	25%

Adjusted homebuilding gross margin (1)	$93,147	$84,616	10%

Adjusted homebuilding gross margin percentage (1)	20.5%	22.7%	(10%)

Interest in cost of sales	(20,415)	(18,804)	9%
Purchase accounting adjustments	—	(735)	(100%)

Gross margin	$72,732	$65,077	12%

Gross margin percentage	16.0%	17.5%	(8%)

Number of homes closed
California	281	210	34%
Arizona	89	105	(15%)
Nevada	71	74	(4%)
Colorado	126	93	35%
Washington	72	94	(23%)
Oregon	120	104	15%
Texas	190	60	217%

Total	949	740	28%

Average sales price of homes closed
California	$662,300	$642,000	3%
Arizona	332,500	305,100	9%
Nevada	531,100	664,500	(20%)
Colorado	444,700	430,800	3%
Washington	581,300	581,600	(0%)
Oregon	425,700	450,500	(6%)
Texas	270,400	246,200	10%

Company Average	$478,200	$503,200	(5%)
Number of net new home orders
California	290	283	2%
Arizona	112	108	4%
Nevada	59	109	(46%)
Colorado	172	144	19%
Washington	94	179	(47%)
Oregon	112	209	(46%)
Texas	264	74	257%

Total	1,103	1,106	(0%)

Average number of sales locations during period
California	35	22	59%
Arizona	9	6	50%
Nevada	13	12	8%
Colorado	11	15	(27%)
Washington	10	9	11%
Oregon	16	15	7%
Texas	24	5	380%

Total	118	84	40%

(1)

Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting adjustments have on homebuilding gross margin and allows investors to make better comparisons with our competitors.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	As of March 31,
	2019	2018
	Consolidated	Consolidated	Percentage%
	Total	Total	Change
Backlog of homes sold but not closed at end of period
California	261	388	(33%)
Arizona	181	164	10%
Nevada	82	121	(32%)
Colorado	180	223	(19%)
Washington	63	176	(64%)
Oregon	120	177	(32%)
Texas	308	211	46%

Total	1,195	1,460	(18%)

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$165,965	$282,484	(41%)
Arizona	63,640	51,055	25%
Nevada	42,467	80,379	(47%)
Colorado	79,875	90,312	(12%)
Washington	45,968	115,375	(60%)
Oregon	48,524	76,433	(37%)
Texas	80,752	56,093	44%

Total	$527,191	$752,131	(30%)

Lots owned and controlled at end of period
Lots owned
California	3,269	3,634	(10%)
Arizona	3,564	4,116	(13%)
Nevada	2,555	2,910	(12%)
Colorado	750	1,266	(41%)
Washington	1,423	1,377	3%
Oregon	2,592	2,226	16%
Texas	3,665	3,345	10%

Total	17,818	18,874	(6%)

Lots controlled
California	1,292	1,985	(35%)
Arizona	660	651	1%
Nevada	101	12	NM
Colorado	2,333	822	184%
Washington	758	793	(4%)
Oregon	1,652	1,910	(14%)
Texas	4,228	3,763	12%

Total	11,024	9,936	11%

Total lots owned and controlled
California	4,561	5,619	(19%)
Arizona	4,224	4,767	(11%)
Nevada	2,656	2,922	(9%)
Colorado	3,083	2,088	48%
Washington	2,181	2,170	1%
Oregon	4,244	4,136	3%
Texas	7,893	7,108	11%

Total	28,842	28,810	0%

(1)

Certain lots in California, Texas, Arizona and Washington are consolidated on the Company’s accompanying balance sheet in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Included in lots owned are 645 lots in California,1,354 lots in Texas, 1,931 lots in Arizona, and 72 lots in Washington that are associated with land banking transactions that are consolidated on the Company’s accompanying balance sheet in accordance with ASC 470.

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2019	2018
Net income available to common stockholders	$8,119	$8,328
Interest incurred	$24,081	$19,258
Adjusted EBITDA (1)	$36,596	$41,712
Adjusted EBITDA Margin (2)	8.0%	11.2%
Ratio of adjusted EBITDA to interest incurred	1.5	2.2

Balance Sheet Data

	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$45,709	$33,779

Total William Lyon Homes stockholders’ equity	871,850	863,322
Noncontrolling interests	148,351	151,005
Total debt	1,375,506	1,321,345

Total capital	$2,395,707	$2,335,672

Ratio of debt to total capital	57.4%	56.6%
Ratio of net debt to total capital (net of cash)	56.6%	55.9%

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

(1)

Adjusted EBITDA means net income available to common stockholders plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, (viii) equity in income of unconsolidated joint ventures, (ix) transaction expenses, and (x) (gain) loss on extinguishment of debt. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in the following table:

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2019	2018
Net income available to common stockholders	$8,119	$8,328
Provision for income taxes	4,896	2,814
Interest expense
Interest incurred	24,081	19,258
Interest capitalized	(24,081)	(19,258)
Amortization of capitalized interest included in cost of sales	20,415	18,825
Stock based compensation	2,765	3,181
Depreciation and amortization	745	2,056
Non-cash purchase accounting adjustments	—	735
Cash distributions of income from unconsolidated joint ventures	951	3,575
Equity in income of unconsolidated joint ventures	(912)	(932)
Transaction expenses	—	3,130
(Gain) Loss on extinguishment of debt	(383)	—

Adjusted EBITDA	$36,596	$41,712

(2)	Calculated as Adjusted EBITDA as a percentage of operating revenue.